                                                                   Exhibit 10(a)




                         $50,000,000 FACILITY AGREEMENT

                             dated 15 December 2000




                                       for



                               HARSCO FINANCE B.V.

                                       and

                            HARSCO INVESTMENT LIMITED

                                  as Borrowers


                                       and

                               HARSCO CORPORATION

                                  as Guarantor




                                      with



                          NATIONAL WESTMINSTER BANK PlC
                                acting as Lender











                                   LINKLATERS
                                   & ALLIANCE

                                   LINKLATERS


                                 Ref: JOBS/PHPS

                                    CONTENTS

CLAUSE                                                                    PAGE
1.          Definitions and interpretation...............................    1
2.          The Facility.................................................   10
3.          Purpose......................................................   10
4.          Conditions of Utilisation....................................   10
5.          Utilisation..................................................   11
6.          Optional Currencies..........................................   12
7.          Repayment....................................................   13
8.          Prepayment and cancellation..................................   14
9.          Interest.....................................................   15
10.         Interest Periods.............................................   16
11.         Changes to the calculation of interest.......................   17
12.         Fees.........................................................   17
13.         Tax gross up and indemnities.................................   18
14.         Increased costs..............................................   20
15.         Other indemnities............................................   21
16.         Mitigation by the Lender.....................................   22
17.         Costs and expenses...........................................   23
18.         Guarantee and indemnity......................................   23
19.         Representations..............................................   25
20.         Information undertakings.....................................   30
21.         Financial covenants..........................................   32
22.         General undertakings.........................................   33
23.         Events of Default............................................   37
24.         Changes to the Lender........................................   40
25.         Changes to the Obligors......................................   41
26.         Conduct of business by the Lender............................   42
27.         Lender's Management Time.....................................   42
28.         Payment mechanics............................................   42
29.         Set-off......................................................   44
30.         Notices......................................................   44
31.         Calculations and certificates................................   45
32.         Partial invalidity...........................................   45
33.         Remedies and waivers.........................................   45
34.         Amendments and waivers.......................................   45
35.         Counterparts.................................................   46
36.         Governing law................................................   46
37.         Enforcement..................................................   46

SCHEDULE                                                                  PAGE
SCHEDULE 1 Conditions Precedent..........................................   47
SCHEDULE 2 Requests......................................................   49
SCHEDULE 3 Mandatory Cost Formulae.......................................   52
SCHEDULE 4 Existing Liens................................................   54
SCHEDULE 5 Existing Indebtedness.........................................   55

THIS AGREEMENT is dated 15 December 2000 between:

(1) HARSCO FINANCE B.V. (a private limited liability company with its corporate seat in Amsterdam) and HARSCO INVESTMENT LIMITED (a private limited company incorporated in England and Wales with company number 03985379) (the "BORROWERS" and each a "BORROWER");

(2) HARSCO CORPORATION (a corporation incorporated in the State of Delaware) (the "GUARANTOR"); and

(3)      NATIONAL WESTMINSTER BANK Plc as lender (the "LENDER").



IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         In this Agreement:

         "AFFILIATE" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

         "AUTHORISATION" means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

         "AVAILABILITY PERIOD" means the period from and including the date of this Agreement to and including the Business Day before the Final Maturity Date specified in paragraph (a) of that definition.

         "AVAILABLE COMMITMENT" means the Lender's Commitment minus:

         (a)      the Base Currency Amount of any outstanding Loans; and

         (b) in relation to any proposed Utilisation, the Base Currency Amount of any Loans that are due to be made on or before the proposed Utilisation Date other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

         "BASE CURRENCY" or "$" means Dollars.

         "BASE CURRENCY AMOUNT" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Lender's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Lender receives the Utilisation Request) adjusted to reflect any repayment.

         "BOARD" means the Board of Governors of the Federal Reserve System of the USA (or any successor).

         "BREAK COSTS" means the amount (if any) by which:

         (a) the interest which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest

                  Period in respect of that Loan or Unpaid Sum had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

                  exceeds:

         (b) the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

         (a) (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

         (b) (in relation to any date for payment or purchase of euro) any TARGET Day.

         "CAPITAL LEASE OBLIGATIONS" of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalised amount thereof at such time determined in accordance with GAAP.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "COMMITMENT" means $50,000,000, to the extent not cancelled, reduced or transferred by the Lender under this Agreement.

         "COMPLIANCE CERTIFICATE" means a certificate in form and substance satisfactory to the Lender.

         "DEFAULT" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

         "DOLLARS" and "$" mean the lawful currency of the USA.

         "DOMESTIC SUBSIDIARIES" means any Subsidiary organised or incorporated under the laws of one of the States of the United States, the laws of the District of Columbia or the Federal laws of the United States.

         "ENVIRONMENT" means living organisms including the ecological systems of which they form part and the following media:

         (a) air (including air within natural or man-made structures, whether above or below ground);

         (b) water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

         (c)      land (including land under water).

         "ENVIRONMENTAL LAW" means all laws and regulations of any relevant jurisdiction which:

         (a) have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

         (b) provide remedies or compensation for harm or damage to the Environment; or

         (c)      relate to Hazardous Substances or health and safety matters.

         "ENVIRONMENTAL LICENCE" means any Authorisation required at any time under Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is a member of a group of which the US Obligor is a member and which is treated as a single employer under Section 414 of the Code.

         "EVENT OF DEFAULT" means any event or circumstance specified as such in Clause 23 (Events of Default).

         "FACILITY" means the revolving or, after the Term-Out Date, the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

         "FACILITY OFFICE" means the office or offices notified by the Lender to the Guarantor and the Borrowers in writing as the office or offices through which it will perform its obligations under this Agreement.

         "FEE LETTER" means any letter or letters dated on or about the date of this Agreement between the Lender and the Guarantor setting out fees payable in relation to the Facility.

         "FINAL MATURITY DATE" means:

         (a) in relation to a Revolving Loan not converted into a Term Loan pursuant to Clause 7.2 (Term-Out), the date which is 364 days from the date of this Agreement or, if extended in accordance with Clause 7.3 (Extension), the date provided for in Clause
                  7.3 (Extension); or

         (b)      in relation to a Term Loan, the date provided for in Clause
                  7.2 (Term-Out).

         "FINANCE DOCUMENT" means this Agreement, any Fee Letter and any other document designated as such by the Lender and the Guarantor.

         "FINANCIAL OFFICER" of any person means the Chief Financial Officer, principal accounting officer, Treasurer or Controller of such person.

         "GAAP" means the generally accepted accounting principles, standards and practices in the United States.

         "GOVERNMENTAL AUTHORITY" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "GROUP" means the Guarantor and its consolidated Subsidiaries for the time being.

         "GUARANTOR'S AUDITORS" means PricewaterhouseCoopers or such other auditors as may be appointed to the Group in accordance with Clause
         22.11 (Guarantor's Auditors).

         "HAZARDOUS SUBSTANCE" means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

         "HOLDING COMPANY" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

         "INDEBTEDNESS" of any person means, without duplication:

         (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind;

         (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments;

         (c) all obligations of such person upon which interest charges are customarily paid;

         (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person;

         (e) all obligations of such person issued or assumed as the deferred purchase price of property or services;

         (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed;

         (g)      all guarantees by such person of Indebtedness of others;

         (h)      all Capital Lease Obligations of such person;

         (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; and

         (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances,

         provided, however, that Indebtedness shall not include trade accounts payable in the ordinary course of business. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

         "INTEREST PERIOD" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

         "LENDER'S SPOT RATE OF EXCHANGE" means the Lender's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

         "LIBOR" means, in relation to any Loan:

         (a)      the applicable Screen Rate; or

         (b) (if no Screen Rate is available for the currency or period of that Loan) the rate quoted by the Lender to leading banks in the London interbank market,

         as of 11:00 a.m. on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

         "LIEN" means, with respect to any asset:

         (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset;

         (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset; and

         (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "LOAN" means a Revolving Loan or a Term Loan or the principal amount outstanding for the time being of that Revolving Loan or, as the case may be, Term Loan.

         "MANDATORY COST" means the percentage rate per annum calculated by the Lender in accordance with Schedule 3 (Mandatory Cost Formulae).

         "MARGIN" means:

         (a) during any period on or before the first anniversary of the date of this Agreement, 0.425 per cent. per annum; and

         (b) to the extent the Facility continues in accordance with this Agreement, during any period after the first anniversary of the date of this Agreement, 0.525 per cent. per annum.

         "MARGIN STOCK" means margin stock or "Margin Security" within the meaning of Regulations T, U and X.

         "MATERIAL ADVERSE EFFECT" means:

         (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Group taken as a whole; or

         (b) a material impairment of the ability of any Obligor to perform any of its respective obligations under any Finance Document to which it is or becomes a party.

         "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

         (a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

         (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

         The above rules will only apply to the last Month of any period.

         "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the US Obligor or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five years made or accrued an obligation to make contributions.

         "NET WORTH" has the meaning given to it in Clause 21 (Financial covenants).

         "OBLIGOR" means a Borrower or the Guarantor.

         "OPTIONAL CURRENCY" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

         "ORIGINAL FINANCIAL STATEMENTS" means:

         (a) in relation to the Guarantor, the consolidated balance sheet of the Group as at 31 December 1999 and the related consolidated statements of income, cash flows and changes in shareholders' equity of the Group for the fiscal year ended on such date, with the opinion thereon of the Guarantor's Auditors;

         (b) in relation to the Guarantor, the unaudited consolidated balance sheet of the Group as at 30 September 2000 and the related consolidated statements of income and cash flows of the Group for the nine-month period ended on such date; and

         (c) in relation to each Borrower, its unaudited financial statements for the nine-month period ended 30 September 2000.

         "PARTICIPATING MEMBER STATE" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

         "PARTY" means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

         "PBGC" means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of the ERISA or any entity succeeding to all or any of its functions under ERISA.

         "PLAN" means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for current or former employees, or any beneficiary thereof, of the US Obligor or any ERISA Affiliate.

         "QUALIFYING LENDER" has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

         "QUOTATION DAY" means, in relation to any period for which an interest rate is to be determined:

         (a) (if the currency is Sterling or Dollars) the first day of that period;

         (b) (if the currency is euro) two TARGET Days before the first day of that period; or

         (c) (for any other currency) two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and that period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

         "REGULATION T" means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "REGULATION U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "REGULATION X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "RELEVANT AGREEMENT" means the $50,000,000 facility agreement dated on or about the date of this Agreement between the Borrowers, the Guarantor and Citibank, N.A.

         "RELEVANT INTERBANK MARKET" means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

         "REPEATING REPRESENTATIONS" means each of the representations set out in Clauses 19.1 (Status) to 19.4 (Power and authority), 19.6 (Dutch provisions), 19.9 (No default), 19.10(b) (True and complete disclosure), 19.11 (a) and (b) (Financial statements), 19.12 (Pari passu ranking), 19.14 (Environment laws and licences) to 19.18 (Investment Company Act and Public Utility Holding Company Act).

         "REPORTABLE EVENT" means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to a subsection (m) or (o) of Section 414 of the Code).

         "REVOLVING LOAN" means a revolving loan made or to be made under the Facility and which has not been converted into a Term Loan or the principal amount outstanding for the time being of that loan.

         "ROLLOVER LOAN" means one or more Loans:

         (a) made or to be made on the same day that one or more maturing Loans is or are due to be repaid;

         (b) the aggregate amount of which is equal to or less than the maturing Loan(s) (unless it is more than the maturing Loan(s) solely because it arose as a result of the operation of Clause
                  6.2 (Unavailability of a currency));

         (c) in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

         (d) made or to be made to the same Borrower for the purpose of refinancing the maturing Loan(s).

         "SCREEN RATE" means the British Bankers' Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Guarantor.

         "SELECTION NOTICE" means a notice substantially in the form set out in
         Part II of Schedule 2 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to the Facility after the Term-Out Date.

         "STERLING" means the lawful currency of the United Kingdom.

         "SUBSIDIARY" means, in relation to any person (referred to in this definition as the "PARENT"), any corporation, partnership, association or other business entity:

         (a) of which securities or other ownership interests representing more than 50 per cent. of the equity or more than 50 per cent. of the ordinary voting power or more than 50 per cent. of the general partnership interests are, at the time any determination is being made, owned, controlled or held; or

         (b) which is, at the time any determination is made, otherwise controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

         In this definition, one person being controlled by another means that the other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the Board of Directors or other governing body of that person or otherwise controls or has the power to control the affairs and policies of that person.

         "TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

         "TARGET DAY" means any day on which TARGET is open for the settlement of payments in euro.

         "TAX" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

         "TAXES ACT" means the Income and Corporation Taxes Act 1988.

         "TERM LOAN" means a Revolving Loan which has been converted into a term loan on the Term-Out Date pursuant to Clause 7.2 (Term-Out), a loan made or to be made on the Term-Out Date or the principal amount outstanding for the time being of that loan.

         "TERM-OUT DATE" has the meaning given to it in Clause 7.2(a)
         (Term-Out).

         "TERM-OUT NOTICE" means a notice substantially in the form set out in
         Part III of Schedule 2 (Requests).

         "TERM-OUT OPTION" has the meaning given to it in Clause 7.2(a) (Term-Out).

         "TOTAL CAPITAL" has the meaning given to it in Clause 21 (Financial covenants).

         "TOTAL DEBT" has the meaning given to it in Clause 21 (Financial covenants).

         "UNPAID SUM" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

         "USA" or "US" or "UNITED STATES" means the United States of America.

         "US OBLIGOR" means the Guarantor to the extent incorporated in any state of the USA.

         "UTILISATION" means a utilisation of the Facility.

         "UTILISATION DATE" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

         "UTILISATION REQUEST" means a notice substantially in the form set out in Part I of Schedule 2 (Requests).

         "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2      CONSTRUCTION

(a) Any reference in this Agreement to:

         (i) "ASSETS" includes present and future properties, revenues and rights of every description;

         (ii) a "CHANGE OF CONTROL" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange commission as in effect on the date of this Agreement) shall own directly or indirectly, beneficially or of record, shares representing more than 20 per cent. of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Guarantor; or (b) a majority of the seats (other than vacant seats) on the board of directors of the Guarantor shall at any time have been occupied by persons who were neither (i) nominated by the board of directors of the Guarantor, nor (ii) appointed by directors so nominated; or (c) any person or group shall otherwise directly or indirectly control the Guarantor.

         (iii) the "EUROPEAN INTERBANK MARKET" means the interbank market for euro operating in Participating Member States;

         (iv) a "FINANCE DOCUMENT" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

         (v) a "GUARANTEE" of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business;

         (vi) a "PERSON" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

         (vii) a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

         (viii) a provision of law is a reference to that provision as amended or re-enacted; and

         (ix) unless a contrary indication appears, a time of day is a reference to London time.

(b) Section, Clause and Schedule headings are for ease of reference only.

(c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d) A Default (other than an Event of Default) is "CONTINUING" if it has not been remedied or waived and an Event of Default is "CONTINUING" if it has not been waived or otherwise cured.

1.3      THIRD PARTY RIGHTS

         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2.       THE FACILITY

         Subject to the terms of this Agreement, the Lender makes available to the Borrowers a multicurrency 364-day renewable revolving loan facility with a term-out option in an aggregate amount equal to the Commitment.

3.       PURPOSE

3.1      PURPOSE

         Each Borrower shall apply all amounts borrowed by it under the Facility towards (i) the financing of the Group's working capital requirements or (ii) supporting issues by the Group of commercial paper.

3.2      MONITORING

        The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.       CONDITIONS OF UTILISATION

4.1      INITIAL CONDITIONS PRECEDENT

         No Borrower may deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Guarantor promptly upon being so satisfied.

4.2      FURTHER CONDITIONS PRECEDENT

         The Lender will only be obliged to comply with Clause 5.4 (Availability of Loans) if on the date of the Utilisation Request and on the proposed Utilisation Date:

         (a) in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

         (b) the Repeating Representations to be made by each Obligor are true in all material respects.

4.3      CONDITIONS RELATING TO OPTIONAL CURRENCIES

(a) A currency will constitute an Optional Currency in relation to a Loan if:

         (i) it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

         (ii) it has been approved by the Lender on or prior to receipt by the Lender of the relevant Utilisation Request for that Loan.

(b) If the euro constitutes an Optional Currency at any time, a Loan will only be made available in the euro unit or any other units of the euro agreed by the Lender.

4.4      MAXIMUM NUMBER OF LOANS/CURRENCIES

         A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than six Loans would be outstanding. Loans may not be outstanding in more than three currencies at any one time.

5.       UTILISATION

5.1      DELIVERY OF A UTILISATION REQUEST

         A Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 3:00 p.m. one Business Day before the Utilisation Date, in the case of Loans in Sterling or Dollars, and not later than 3:00 p.m. three Business Days before the Utilisation Date, in any other case.

5.2      COMPLETION OF A UTILISATION REQUEST

(a) Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

         (i) the proposed Utilisation Date is a Business Day within the Availability Period;

         (ii)     the currency and amount of the Utilisation comply with Clause
                  5.3 (Currency and amount);

         (iii) the proposed Interest Period complies with Clause 10 (Interest Periods); and

         (iv) it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

(b) Only one Loan may be requested in each Utilisation Request.

5.3      CURRENCY AND AMOUNT

(a) The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b) The amount of the proposed Loan must be an amount which is not more than the Available Commitment and which is a minimum of $5,000,000 (and integral multiples of $1,000,000) or, if less, the Available Commitment.

5.4      AVAILABILITY OF LOANS

         If the conditions set out in this Agreement have been met, the Lender shall make each Loan available through its Facility Office.

6.       OPTIONAL CURRENCIES

6.1      SELECTION OF CURRENCY

        A Borrower shall select the currency of a Loan in the Utilisation
Request.

6.2      UNAVAILABILITY OF A CURRENCY

         If before 3.00 p.m. on any Quotation Day:

         (a) the Optional Currency requested is not readily available to the Lender in the amount required; or

         (b) compliance with the Lender's obligation to make available a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it;

         the Lender will give notice to the relevant Borrower to that effect by
         5.00 p.m. on that day. In this event, the Lender will be required to make the Loan available in the Base Currency (in an amount equal to the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to the Base Currency Amount of the maturing Loan that is due to be repaid).

6.3      EXCHANGE RATE MOVEMENTS

(a) In respect of successive Interest Periods of a Term Loan denominated in a currency (other than the Base Currency), the Lender shall calculate the amount of the Term Loan in that currency for the next following Interest Period (by calculating the amount of that currency equal to the Base Currency Amount of that Term Loan at the Lender's Spot Rate of Exchange three Business Days before the next following Interest Period and (subject to paragraph (b) below):

         (i) if the amount calculated is less than the existing amount of that Term Loan in the relevant currency during the then current Interest Period, promptly notify the relevant Borrower that the Borrower shall pay, on the last day of that Interest Period, an amount equal to the difference; or

         (ii) if the amount calculated is more than the existing amount of that Term Loan in the relevant currency during the then current Interest Period, the Lender shall, if no Event of Default is continuing, on the last day of that Interest Period, pay an amount equal to the difference.

(b) If the calculation made by the Lender pursuant to paragraph (a) above shows that the amount of the Term Loan in the relevant currency has increased or decreased by less than 5 per cent. compared to its Base Currency Amount, no notification shall be made by the Lender and no payment shall be required under paragraph (a) above.

7.       REPAYMENT

7.1      REPAYMENT OF LOANS

(a) Subject to Clause 7.2 (Term-Out), each Loan drawn by a Borrower shall be repaid on the last day of its Interest Period.

(b) Each Term Loan that a Borrower has drawn following an exercise of the Term-Out Option shall be repaid on the Final Maturity Date (as determined in accordance with Clause 7.2 (Term-Out)).

(c)      Any Term Loan which is repaid may not be reborrowed.

7.2      TERM-OUT

(a) A Borrower may on or prior to the Final Maturity Date specified in paragraph (a) of that definition (the "TERM-OUT Date") convert all or part of the Revolving Loans advanced to it and outstanding at the close of business on the Term-Out Date into Term Loans (in the same currency as the Revolving Loan from which they are being converted) and/or draw further Term Loans (the "TERM-OUT OPTION") by delivery to the Lender of:

         (i)      a Term-Out Notice at least 5 days' prior to the Term-Out Date;
                  and

         (ii) a duly completed Utilisation Request in relation to each Loan being converted pursuant to this Clause 7.2 and any further Term Loan the Borrower may request, in each case in accordance with Clause 5.1 (Delivery of a Utilisation Request).

(b)      In the Term-Out Notice, the relevant Borrower shall specify:

         (i) the date to which the Final Maturity Date for each Term Loan converted from a Revolving Loan is to be extended, which date shall be no later than the date falling 5 years after the date of this Agreement;

         (ii) the extent to which the Revolving Loans are to be converted, if the Borrower does not intend to convert all Revolving Loans;

         (iii)    any further Term Loan to be requested; and

         (iv) the Final Maturity Date for any further Term Loan requested, which date shall be no later than the date falling 5 years after the date of this Agreement.

(c)      If a Borrower has exercised the Term-Out Option, on the Term-Out Date:

         (i) any part of Revolving Facility which remains undrawn at close of business on that date shall be cancelled;

         (ii) to the extent that it is not to be converted into a Term Loan, the Borrower shall repay each Revolving Loan;

         (iii) save as provided in paragraph (c) (ii) above, each Revolving Loan shall be converted into a Term Loan; and

         (iv) the then Final Maturity Date shall be extended as provided in Clause 7.2(b)(i) and, if applicable, (iv).

7.3      EXTENSION

(a) The Guarantor may, not earlier than 30 and not later than 15 days prior to the end of the Availability Period by notice to the Lender request an extension to the Availability Period subject to the provisions of this Clause 7.3.

(b) Upon receipt of any such request, the Lender shall undertake a full credit assessment of the Obligors. The Lender shall not be under any obligation to extend the Availability Period.

(c) If the Guarantor requests an extension of the Availability Period the Lender shall, at its absolute discretion, have the option to:

         (i) subject to paragraph (d) below, extend the Availability Period for a further period of 364 days from the date on which the Availability Period is then due to expire; or

         (ii) decline such request, in which event the Commitment shall be cancelled on the date the Availability Period is then due to expire.

(d) The Availability Period may be extended more than once pursuant to this Clause 7.3 provided that no extension of the Availability Period shall be made if the Term-Out Option has been exercised.

8.       PREPAYMENT AND CANCELLATION

8.1      ILLEGALITY

         If it becomes unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund any
         Loan:

         (a) the Lender shall promptly notify the Guarantor upon becoming aware of that event;

         (b) upon the Lender notifying the Guarantor, the Commitment will be immediately cancelled; and

         (c) each Borrower shall repay the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Lender has notified the Guarantor or, if earlier, the date specified by the Lender in the notice delivered to the Guarantor (being no earlier than the last day of any applicable grace period permitted by law).

8.2      VOLUNTARY CANCELLATION

         The Guarantor may, if it gives the Lender not less than 10 Business Days' prior notice, cancel the whole or any part (being a minimum amount of $10,000,000 and integral multiples thereof) of the Available Commitment.

8.3      VOLUNTARY PREPAYMENT OF LOANS

         The relevant Borrower to which a Loan has been made may, if it gives the Lender not less than 10 Business Days' prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of $5,000,000 and integral multiples thereof).

8.4      RESTRICTIONS

(a) Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b) Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c) Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d) The Borrowers shall not repay or prepay all or any part of the Loans and the Guarantor shall not cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e) No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

9.       INTEREST

9.1      CALCULATION OF INTEREST

         The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

         (a)      Margin;

         (b)      LIBOR; and

         (c)      Mandatory Cost, if any.

9.2      PAYMENT OF INTEREST

         The Borrower to which a Loan has been made shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

9.3      DEFAULT INTEREST

(a) If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of one per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably).

(b) However if the overdue amount is principal of a Loan and became due on a day other than the last day of an Interest Period relating to that Loan, the first Interest Period applicable to that overdue amount shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest on that overdue amount for that Interest Period shall be the sum of one per cent. and the rate applicable to it immediately before it became due.

(c) Any interest accruing under this Clause 9.3 shall be immediately payable by the relevant Obligor on demand by the Lender.

(d) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4      NOTIFICATION OF RATES OF INTEREST

         The Lender shall promptly notify the relevant Borrower of the determination of a rate of interest under this Agreement.

10.      INTEREST PERIODS

10.1     SELECTION OF INTEREST PERIODS

(a) A Borrower (or the Guarantor on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (in relation to a Term Loan that has already been borrowed) in a Selection Notice.

(b) Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Lender by a Borrower (or the Guarantor on behalf of a Borrower) not later than 3:00 p.m. one Business Day before the first day of the relevant Interest Period, in the case of Loans in Sterling or Dollars, and not later than 3:00 p.m. three Business Days before the first day of the relevant Interest Period, in any other case.

(c) If the Borrower (or the Guarantor on behalf of a Borrower) does not deliver a Selection Notice to the Lender in accordance with paragraph
         (b) above, the relevant Interest Period will be three Months.

(d) Subject to this Clause 10, a Borrower (or the Guarantor) may select an Interest Period of one, two or three Months other period not exceeding 12 months agreed between the Borrower and the Lender.

(e)      An Interest Period for a Loan shall not extend beyond the Final
         Maturity Date.

(f)      A Revolving Loan has one Interest Period only.

(g) Each Interest Period for a Term Loan shall start on the Term-Out Date or (if already made) the last day of its preceding Interest Period.

10.2     NON-BUSINESS DAYS

         If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.      CHANGES TO THE CALCULATION OF INTEREST

11.1     MARKET DISRUPTION

(a) If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the rate per annum which is the sum of:

         (i)      the Margin;

         (ii) the rate notified to the relevant Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select; and

         (iii)    the Mandatory Cost, if any, applicable to that Loan.

(b)      In this Agreement "MARKET DISRUPTION EVENT" means:

         (i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Lender is unable to provide a quotation to determine LIBOR for the relevant currency and period; or

         (ii) before close of business in London on the Quotation Day for the relevant Interest Period, the relevant Borrower receives notification from the Lender that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

11.2     ALTERNATIVE BASIS OF INTEREST OR FUNDING

(a) If a Market Disruption Event occurs and the Lender or the relevant Borrower so requires, the Lender and the relevant Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the relevant Borrower, be binding on all Parties.

11.3     BREAK COSTS

(a) Each Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b) The Lender shall, as soon as reasonably practicable after a demand by the relevant Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.      FEES

12.1     COMMITMENT FEE

(a) The Guarantor shall pay to the Lender a commitment fee in Dollars computed at the rate of 0.15 per cent. per annum on the Available Commitment from day to day during the Availability Period.

(b) The accrued commitment fee is payable in arrears quarterly from the date of this Agreement and on the Final Maturity Date in respect of the Revolving Loan or any earlier date on which the Lender's Commitment is reduced to zero.

12.2     UTILISATION FEE

(a) The Guarantor shall pay to the Lender a utilisation fee in Dollars computed at the rate of 0.10 per cent. per annum on the aggregate amount of the Loans outstanding payable in respect of each day that the Base Currency Amount of all Loans exceeds 33 per cent. of the Commitment on that day.

(b) The accrued utilisation fee is payable on the last day of each successive period of three Months commencing on the date of this Agreement and on the Final Maturity Date.

13.      TAX GROSS UP AND INDEMNITIES

13.1     DEFINITIONS

(a)      In this Clause 13:

         "QUALIFYING LENDER" means a person which is (on the date a payment falls due) within the charge to United Kingdom corporation tax as respects that payment and was a bank (as defined for the purpose of section 349 of the Taxes Act in section 840A of the Taxes Act) at the time the relevant Loan was made.

         "TAX CREDIT" means a credit against, relief or remission for, or repayment of any Tax.

         "TAX DEDUCTION" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

         "TAX PAYMENT" means an increased payment made by an Obligor to the Lender under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

         "TREATY LENDER" means a person which is (on the date a payment falls due) entitled to that payment under a double Taxation agreement in force on that date (subject to the completion of any necessary procedural formalities) without a Tax Deduction.

(b) In this Clause 13 a reference to "DETERMINES" or "DETERMINED" means a determination made in the absolute discretion of the person making the determination.

13.2     TAX GROSS-UP

(a) Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b) The Guarantor or the Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the other party accordingly.

(c) If a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall, subject to paragraphs (d) and (e) below, be increased to an amount which (on a net after Tax basis) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d) In the case of a Tax Deduction required by law to be made by Harsco Investment Limited, paragraph (c) shall only apply if the Lender:

         (i) is a Qualifying Lender or a Treaty Lender, unless Harsco Investment Limited is able to demonstrate the Tax Deduction is required to be made as a result of the Lender (as a Treaty Lender) failing to comply with paragraph (h) below; or

         (ii) is not or has ceased to be a Qualifying Lender or, as the case may be, Treaty Lender to the extent that this altered status results from any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or double Taxation agreement or any published practice or published concession of any relevant Taxing authority.

(e) In the case of a Tax Deduction for or on account of US Federal withholding tax required by law to be made by the US Obligor, paragraph
         (c) shall only apply if the Lender is:

         (i) a Treaty Lender unless the US Obligor is able to demonstrate the Tax Deduction is required to be made as a result of the Lender failing to comply with paragraph (h) below; or

         (ii) is not or has ceased to be a Treaty Lender to the extent that this altered status results from any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or double Taxation agreement or any published practice or published concession of any relevant Tax authority.

(f) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h) The Lender as a Treaty Lender and each Obligor which makes a payment to which the Lender as a Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3     TAX INDEMNITY

(a) If the Lender is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document, then the Guarantor shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered by it for or on account of Tax.

(b) Paragraph (a) above shall not apply with respect to any Tax assessed on the Lender:

         (i) under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

         (ii) under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

         if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

(c)      If the Lender makes, or intends to make, a claim pursuant to paragraph
         (a) above, it shall promptly notify the Guarantor of the event which will give, or has given, rise to the claim.

13.4     TAX CREDIT

         If an Obligor makes a Tax Payment and the Lender determines that:

         (i)      a Tax Credit is attributable to that Tax Payment; and

         (ii)     the Lender has obtained, utilised and retained that Tax
                  Credit,

         the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5     STAMP TAXES

         The Guarantor shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6     VALUE ADDED TAX

(a) All consideration payable under a Finance Document by an Obligor to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b) Where a Finance Document requires an Obligor to reimburse the Lender for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses.

14.      INCREASED COSTS

14.1     INCREASED COSTS

(a) Subject to Clause 14.3 (Exceptions) the Guarantor shall, within three Business Days of a demand by the Lender, pay the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)      In this Agreement "INCREASED COSTS" means:

         (i) a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

         (ii)     an additional or increased cost; or

         (iii) a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2     INCREASED COST CLAIMS

(a) If the Lender intends to make a claim pursuant to Clause 14 .1 (Increased costs) it shall notify the Guarantor of the event giving rise to the claim.

(b) The Lender shall, as soon as practicable after a demand by the Guarantor, provide a certificate confirming the amount of its Increased Costs.

14.3     EXCEPTIONS

(a) Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

         (i) attributable to a Tax Deduction required by law to be made by an Obligor;

         (ii) compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

         (iii)    compensated for by the payment of the Mandatory Cost; or

         (iv) attributable to the wilful breach, or breach resulting from gross negligence, by the Lender or its Affiliates of any law or regulation.

(b) In this Clause 14.3, a reference to a "TAX DEDUCTION" has the same meaning given to the term in Clause 13.1 (Definitions).

15.      OTHER INDEMNITIES

15.1     CURRENCY INDEMNITY

(a) If any sum due from an Obligor under the Finance Documents (a "SUM"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "FIRST CURRENCY") in which that Sum is payable into another currency (the "SECOND CURRENCY") for the purpose of:

         (i)      making or filing a claim or proof against that Obligor;

         (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

         that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2     OTHER INDEMNITIES

         The Guarantor shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

         (a)      the occurrence of any Event of Default;

         (b) a failure by an Obligor to pay any amount due under a Finance Document on its due date;

         (c) funding, or making arrangements to fund, a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

         (d) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Guarantor.

15.3     INDEMNITY TO THE LENDER

         The Guarantor shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)      investigating any event which it reasonably believes is a Default;

(b) entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or

(c) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.      MITIGATION BY THE LENDER

16.1     MITIGATION

(a) The Lender shall, in consultation with the Guarantor, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2     LIMITATION OF LIABILITY

(a) The Guarantor shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 16.1 (Mitigation).

(b) The Lender is not obliged to take any steps under Clause 16.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

17.      COSTS AND EXPENSES

17.1     TRANSACTION EXPENSES

         The Guarantor shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

         (a) this Agreement and any other documents referred to in this Agreement; and

         (b) any other Finance Documents executed after the date of this Agreement.

17.2     AMENDMENT COSTS

         If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.8 (Change of currency), the Guarantor shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

17.3     ENFORCEMENT COSTS

         The Guarantor shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.      GUARANTEE AND INDEMNITY

18.1     GUARANTEE AND INDEMNITY

         The Guarantor irrevocably and unconditionally:

         (a) guarantees to the Lender punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

         (b) undertakes with the Lender that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

         (c) indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

18.2     CONTINUING GUARANTEE

         This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3     REINSTATEMENT

         If any payment by an Obligor or any discharge given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

         (a) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

         (b) the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4     WAIVER OF DEFENCES

         The obligations of the Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or the Lender) including:

         (a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

         (b) the release of the Guarantor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

         (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

         (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

         (e) any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

         (f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

         (g)      any insolvency or similar proceedings.

18.5     IMMEDIATE RECOURSE

         The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6     APPROPRIATIONS

         Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

         (a) refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

         (b) hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 18.

18.7     DEFERRAL OF GUARANTOR'S RIGHTS

         Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

         (a)      to be indemnified by a Borrower;

         (b) to claim any contribution from any other guarantor of the Borrowers' obligations under the Finance Documents; and/or

         (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

18.8     ADDITIONAL SECURITY

         This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

19.      REPRESENTATIONS

         Each Obligor makes the representations and warranties set out in this Clause 19 to the Lender on the date of this Agreement.

19.1     STATUS

(a) It is a company or corporation, duly organised, validly existing and in good standing under the law of its jurisdiction of incorporation.

(b) It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2     BINDING OBLIGATIONS

         The obligations expressed to be assumed by it in each Finance Document are, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganisation, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), legal, valid, binding and enforceable obligations.

19.3     NON-CONFLICT WITH OTHER OBLIGATIONS

         The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)      any law or regulation applicable to it;

(b)      the constitutional documents of any member of the Group; or

(c) any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group's assets.

19.4     POWER AND AUTHORITY

         It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5 VALIDITY AND ADMISSIBILITY IN EVIDENCE All Authorisations required or desirable:

         (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

         (b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

          have been obtained or effected and are in full force and effect.

19.6     DUTCH PROVISIONS

         Harsco Finance B.V. meets the criteria set out in the Regulation of the Dutch Minister of Finance of 4 February 1993 (Stcrt. 1993, 29) and will not therefore qualify as a credit institution (kredietinstelling) within the meaning of the Dutch 1992 Act on the Supervision of the Credit System (Wet toezicht kredietwezen 1992).

19.7     DEDUCTION OF TAX

         It is not required under the law of its jurisdiction of incorporation or organisation (as the case may be) (or, in the case of the US Obligor, under the law of the USA or any state thereof) to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8     TAXES

         (a) As of the date of this Agreement, the Guarantor and its Domestic Subsidiaries are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Guarantor is the "common parent" (within the meaning of Section 1504 of the Code) of such group. The Guarantor and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor or any of its Subsidiaries. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of Taxes and other governmental charges are, in the opinion of the Guarantor, adequate. The Guarantor has not been given or been requested to give a waiver of the statute of limitations relating to the payment of Federal, state, local and foreign Taxes or other impositions.

         (b) Under the law of its jurisdiction of incorporation or organisation (as the case may be) (or, in the case of the US Obligor, under the law of the USA or any state thereof) it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9     NO DEFAULT

(a) No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries') assets are subject which might have a Material Adverse Effect.

19.10    TRUE AND COMPLETE DISCLOSURE

(a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Guarantor to the Lender in connection with the negotiation, preparation or delivery of the Finance Documents or included therein or delivered pursuant thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

(b) All written information furnished after the date of this Agreement by the Guarantor and its Subsidiaries to the Lender in connection with the Finance Documents and the transactions contemplated thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Guarantor that could have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby.

19.11    FINANCIAL STATEMENTS

(a) Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b) Its Original Financial Statements fairly represent, in all material respects, its financial condition (consolidated in the case of the Guarantor) as at such dates and the results of its operations for the fiscal year and three-month period ended on such dates (subject, in the case of the financial statements as at 30 September 2000 to normal year-end audit adjustments) unless expressly disclosed to the contrary in those financial statements or in writing by the Guarantor to the Lender before the date of this Agreement.

(c) There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Guarantor) since 31 December 1999.

19.12    PARI PASSU RANKING

         Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13    NO PROCEEDINGS PENDING OR THREATENED

         Except as disclosed in note 10 of the audited annual consolidated financial statements of the Guarantor included in the Guarantor's Form 10-K dated 16 March 2000 and in the notes to the unaudited quarterly consolidated financial statements of the Guarantor included in the

         Guarantor's Form 10-Q dated 14 November 2000 and filed with the Securities and Exchange Commission, there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Guarantor) threatened against it or any of its Subsidiaries that, if adversely determined, could (either individually or in the aggregate) have a Material Adverse Effect.

19.14    ENVIRONMENTAL LAWS AND LICENCES

         (a) Except as disclosed in the notes to the unaudited quarterly consolidated financial statements of the Guarantor included in the Guarantor's Form 10-Q dated 14 November 2000 and filed with the Securities and Exchange Commission, it and each of its Subsidiaries has:

                  (i) complied with all Environmental Laws to which it is subject;

                  (ii) obtained all Environmental Licences required in connection with its business; and

                  (iii) complied with the terms of those Environmental Licences, in each case where failure to do so might have a Material Adverse Effect.

         (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in the notes to the unaudited quarterly consolidated financial statements of the Guarantor included in the Guarantor's Form 10-Q dated 14 November 2000 and filed with the Securities and Exchange Commission that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

19.15    ENVIRONMENTAL RELEASES

         Except as disclosed in the notes to the audited annual and unaudited quarterly consolidated financial statements of the Guarantor included in the Guarantor's Form 10-K dated 16 March 2000 and 10-Q dated 14 November 2000 and filed with the Securities and Exchange Commission, no:

         (a) property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

         (b) discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

         in each case in circumstances where this might have a Material Adverse Effect.

19.16    PLANS

         (a) Each Plan, and, to the knowledge of the US Obligor, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or state law of the United States, and no event or condition has occurred and is continuing as to which the US Obligor would be under an obligation to furnish a report to the Lender under Clause 20.5 (Information: ERISA).

         (b) Except as do not have and could not be reasonably expected to have a Material Adverse Effect, the US Obligor has not and no ERISA Affiliate has incurred any liability to or could be reasonably expected to incur any liability to, or on account of, a Multiemployer Plan as a result of violation of Section 515 of ERISA or otherwise pursuant to
                  Section 4201, 4204 or 4212(c) of ERISA.

         (c) There are no actions, suits or claims pending against or with respect to any Plan or Multiemployer Plan (other than routine claims for benefits) or, to its knowledge or the knowledge of any ERISA Affiliate (in each case after due inquiry), threatened against or with respect to any Plan or Multiemployer Plan which has or could reasonably be expected to have a Material Adverse Effect.

         (d) Except as could not reasonably be expected to have a Material Adverse Effect, the US Obligor has not and no ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4063 of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4062 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.

19.17    U.S. FEDERAL RESERVE REGULATION

         (a) The proceeds of the Loan will not be used, directly or indirectly, in whole or in part, for any purpose which might (whether immediately, incidentally or ultimately) cause the Loan (or any part thereof) to be a "purpose credit" within the meaning of Regulation T, Regulation U or Regulation X. Following the application of the proceeds of the Loan, not more than 25 per cent. of the value of the assets of the Group (on a consolidated basis) will be Margin Stock.

         (b) Neither any Obligor nor any agent acting on its behalf has taken or will take any action which could cause any of the Finance Documents or any of the documents or instruments delivered pursuant thereto to violate any regulation of the Board (including Regulations T, U and X) or to violate the US Securities Exchange Act of 1934 or any applicable US federal or state securities laws.

19.18    INVESTMENT COMPANY ACT AND PUBLIC UTILITY HOLDING COMPANY ACT

         (a) The US Obligor has not and none of its Subsidiaries is subject to regulation under the US Public Utility Holding Company Act of 1935, the US Federal Power Act or the US Investment Company Act of 1940 or to any US federal or state statute or regulation limiting its ability to incur Indebtedness.

         (b) It is not an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the US Investment Company Act of 1940.

         (c) None of the transactions contemplated by the Finance Documents does or will violate any of such Acts, any applicable US federal or state laws and regulations.

19.19    LIENS AND EXISTING INDEBTEDNESS

         (a) Schedule 4 (Existing Liens) is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any person, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 (or its equivalent) and covering any property of the Guarantor or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 4 (Existing Liens); and

         (b) Schedule 5 (Existing Indebtedness) is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Guarantor or any of its Subsidiaries, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 (or its equivalent), and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 5 (Existing Indebtedness).

19.20    REPETITION

         The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the date of the Term-Out Notice, on each date on which a Loan is made and the first day of each Interest Period.

20.      INFORMATION UNDERTAKINGS

         The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1     FINANCIAL STATEMENTS

         The Guarantor shall supply to the Lender:

         (a) as soon as the same become available, but in any event within 90 days after the end of each of its fiscal years:

                  (i) its consolidated balance sheets and related statements of income, changes in stockholders' equity and cash flows, showing the financial condition of the Guarantor and its Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of its Subsidiaries during such year, all audited by the Guarantor's Auditors and accompanied by an opinion of such auditors (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Guarantor on a consolidated basis in accordance with GAAP consistently applied; and

                  (ii) the unaudited financial statements of each Borrower for that fiscal year; and

         (b) as soon as the same become available, but in any event within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years, its consolidated balance sheets and related statements of income, changes in stockholders' equity and cash flows, showing the financial condition of the Guarantor and its Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of its

                  Subsidiaries during such fiscal quarter and the then elapsed portion of such fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Guarantor on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

20.2     COMPLIANCE CERTIFICATE

(a) The Guarantor shall supply to the Lender, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b) Each Compliance Certificate shall be signed by a Financial Officer of the Guarantor or, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements), by the Guarantor's Auditors (which certificate, when furnished by the Guarantor's Auditors, may be limited to accounting matters and disclaim responsibility for legal interpretations).

20.3     REQUIREMENTS AS TO FINANCIAL STATEMENTS

         Each set of financial statements delivered by the Guarantor pursuant to Clause 20.1 (Financial statements) shall be certified by a Financial Officer of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

20.4     INFORMATION: MISCELLANEOUS

         The Guarantor shall supply to the Lender:

         (a) promptly after the same becoming publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of such Commission, or with any national securities exchange, or distributed to its shareholders or creditors generally, as the case may be;

         (b) promptly upon becoming aware of such, the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Guarantor or any Affiliate thereof which, if adversely determined, could have a Material Adverse Effect; and

         (c) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Guarantor or any Subsidiary, or compliance with the terms of any Finance Document, as the Lender may reasonably request.

20.5     INFORMATION: ERISA

         The Guarantor shall supply to the Lender:

         (a) as soon as possible, and in any event within 30 days after the US Obligor or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be excepted to result in liability of the US Obligor to the PGBC in an aggregate amount exceeding

                  $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to or received from the PGBC;

         (b) promptly after receipt thereof, a copy of any notice the US Obligor or any ERISA Affiliate may receive from the PBGC relating to the intention of the PGBC to terminate any Plan or Multiemployer Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Multiemployer Plan; and

         (c) within 10 days after the due date for filing with the PGBC pursuant to Section 412(n) of the Code of a notice of failure to make a required instalment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC.

20.6     NOTIFICATION OF DEFAULT

(a) Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b) Promptly upon a request by the Lender, the Guarantor shall supply to the Lender a certificate signed by one of its Financial Officers or directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.      FINANCIAL COVENANTS

21.1     FINANCIAL CONDITION

         The Guarantor shall ensure that:

         (a)      Net Worth will not at any time be less than $475,000,000; and

         (b) the ratio of Total Debt to Total Capital will not at any time be greater than 0.60 to 1.00.

21.2     FINANCIAL COVENANT CALCULATIONS

(a) Net Worth, Total Capital and Total Debt shall be calculated and interpreted on a consolidated basis in accordance with GAAP and shall be expressed in Dollars.

21.3   DEFINITIONS

         In this Agreement:

         "NET WORTH" means, as at any date, the sum for the Group (determined on a consolidated basis without duplication in accordance with GAAP) of the following:

         (a)      the amount of common stock; plus

         (b) the amount of any preferred stock that does not have any requirement for the Guarantor to purchase, redeem, retire or otherwise acquire the same; plus

         (c) the amount of additional paid-in capital and retained earnings (or, in the case of an additional paid-in capital or retained earnings deficit, minus the amount of such deficit); plus

         (d) cumulative translation adjustments (or, in the case of negative adjustments, minus the amount of such adjustments); plus

         (e) cumulative pension liability adjustments (or; in the case of negative adjustments, minus the amount of such adjustments); minus

         (f)      the cost of treasury stock.

         "TOTAL CAPITAL" means, at any time, Net Worth plus Total Debt.

         "TOTAL DEBT" means, at any time, the aggregate outstanding principal amount of all Indebtedness of the Group at such time (other than Indebtedness described in paragraphs (i) or (j) of the definition of the term "Indebtedness") determined on a consolidated basis (without duplication) in accordance with GAAP provided that the term "Total Debt" shall include any preferred stock that provides for the mandatory purchase, retirement, redemption or other acquisition of the same by the Guarantor or any Subsidiary (other than preferred stock held by the Guarantor or any Subsidiary).

22.      GENERAL UNDERTAKINGS

         The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1     AUTHORISATIONS

         Each Obligor shall promptly:

         (a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

         (b)      supply certified copies to the Lender of,

         any Authorisation required under any law or regulation of its jurisdiction of incorporation or organisation (as the case may be) to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2     EXISTENCE AND COMPLIANCE WITH LAWS

(a) Each Obligor shall (and the Guarantor shall ensure that each other member of the Group will) preserve and maintain its corporate existence, rights (charter and statute) and material franchises, except as otherwise permitted by Clause 22.5 (Merger), provided, however, that the Guarantor shall not be required to preserve any such right or franchise if (i) the Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor and (ii) the loss of any such right or franchise is not disadvantageous in any material respect to the Lender.

(b) Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3     NEGATIVE PLEDGE

(a) No Obligor shall (and the Guarantor shall ensure that no other member of the Group will) create incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

         (i) Liens in existence on the date of this Agreement which are listed in Schedule 4 (Existing Liens);

         (ii) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Guarantor or the affected Subsidiaries, as the case may be, in accordance with GAAP;

         (iii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgements but only to the extent for an amount and for a period not resulting in an Event of Default under Clause 23.6(c) (Insolvency and Insolvency Proceedings);

         (iv) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

         (v) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (vi) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Guarantor or any of its Subsidiaries;

         (vii) Liens on property of any corporation that becomes a Subsidiary of the Guarantor after the date of this Agreement, provided that such Liens are in existence at the time such corporation becomes a Subsidiary of the Guarantor and were not created in anticipation thereof;

         (viii) Liens upon real and/or tangible personal property acquired after the date of this Agreement (by purchase, construction or otherwise) by the Guarantor or any of its Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property, provided that no such Lien shall extend to or cover any property of the Guarantor or such Subsidiary other than the property so acquired and improvements thereon;

         (ix) additional Liens upon real and/or personal property created after the date of this Agreement, provided that the aggregate Indebtedness secured thereby and incurred on and after the date hereof shall not exceed $25,000,000 (or its equivalent as reasonably determined by the Lender) in the aggregate at any one time outstanding; and

         (x) any extension, renewal or replacement of the foregoing, provided that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property).

22.4     SALE AND LEASE-BACK TRANSACTIONS

         No Obligor shall (and the Guarantor shall ensure that no other member of the Group will) enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (such an arrangement being a "SALE AND LEASE-BACK TRANSACTION"), other than:

         (i) Sale and Lease-Back Transactions capitalised on the books of the Guarantor in an aggregate capitalised amount not in excess of $25,000,000 entered into in connection with the financing of an aircraft to be used in connection with the Guarantor's business; and

         (ii) Sale and Lease-Back Transactions capitalised on the books of the Guarantor (other than a Sale and Lease-Back Transaction permitted by Clause 22.4(i)) if the capitalised amount of all such Sale and Lease-Back Transactions shall not exceed $20,000,000 in aggregate amount at any time outstanding.

22.5     MERGER

         (a) No Obligor shall consolidate or merge with or into any other person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any person, unless;

                  (i) the company or corporation formed by such consolidation or merger or the person which acquires by sale, conveyance or transfer, or which leases, the properties and assets of such Obligor substantially as an entirety shall be a company or corporation organised and existing under the laws of a jurisdiction acceptable to the Lender and shall expressly assume, by an agreement supplemental hereto, executed and delivered in favour of the Lender, in form satisfactory to the Lender, the due and punctual payment of the principal of and interest on the Loans and all other obligations of such Obligor under the Finance Documents and the performance or observance of every covenant of this Agreement on the part of such Obligor to be performed or observed;

                  (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

                  (iii) the Guarantor shall have delivered to the Lender an officers' certificate and an opinion or, as may be required by the Lender, opinions of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and such supplemental agreement comply with this Clause 22.5(a) and that all conditions precedent in this Agreement provided for relating to such transaction and any other documents which the Lender requests to be delivered at such time have been complied with.

         (b) Upon any consolidation by any Obligor with or merger by any Obligor into any other corporation or any sale, conveyance, transfer or lease of the properties and assets of any Obligor substantially as an entirety in accordance with Clause 22.5(a), the successor corporation formed by such consolidation or into which such Obligor is merged or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the applicable Obligor under the Finance Documents with the same effect as if such successor corporation had been named as an Obligor herein, and thereafter, the predecessor corporation shall be relieved of all obligations and covenants under the Finance Documents.

         (c) This Clause 22.5 is without prejudice to the provisions of Clause 23.14 (Change of Control).

22.6     LINES OF BUSINESS; FISCAL YEAR

         The Guarantor shall not (and the Guarantor shall ensure that no other member of the Group will) engage or invest in operations engaging to any substantial extent in any line or lines of business activity other than the business of manufacturing, providing, distributing and selling such diverse goods and industrial services, principally for industrial, commercial, construction and defence applications, the same or similar to those goods and services as are manufactured, provided, distributed and sold by the Guarantor on the date of this Agreement. In the case of the Guarantor, the Guarantor shall not change its fiscal year end from that in effect at 31 December 1999.

22.7     TRANSACTIONS WITH AFFILIATES

         The Guarantor shall not (and the Guarantor shall ensure that no other member of the Group will) sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default shall have occurred and be continuing, the Guarantor or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favourable to the Guarantor or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties.

22.8     PROPERTIES AND INSURANCE

         (a) Each Obligor shall (and the Guarantor shall ensure that each other member of the Group will) maintain and preserve all of its properties which are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, to the extent that any failure to do so would result in a Material Adverse Effect and except for dispositions thereof permitted by Clause 22.4 (Sale and Lease-Back Transactions).

         (b) Each Obligor shall (and the Guarantor shall ensure that each other member of the Group will) maintain insurance with financially sound and reputable insurance companies (which insurance companies shall, in any event, have an A.M. Best rating of "B+" or better), and with respect to property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

22.9     ENVIRONMENTAL UNDERTAKINGS

         Each Obligor shall (and the Guarantor shall ensure that each other member of the Group will):

         (a)      comply with all Environmental Laws to which it is subject;

         (b) obtain all Environmental Licences required in connection with its business;

         (c)      comply with the terms of all those Environmental Licences; and

         (d) promptly notify the Lender of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law,

         in each case where failure to do so might have a Material Adverse
         Effect.

22.10    US MATTERS

         Each Obligor shall:

         (a) comply in all material respects with the applicable provisions of ERISA and the Code;

         (b) ensure that neither it nor any of its ERISA Affiliates shall engage in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan without the prior written consent of the Lender unless such withdrawal could not reasonably by expected to have a Material Adverse Effect; and

         (c) use the proceeds of, or made available by virtue of, the Facilities without violating any of Regulations U, T and X or any applicable US federal or state laws and regulations.

22.11    GUARANTOR'S AUDITORS

         The Company will retain a firm of recognised international standing as auditors to the Group as it shall notify to the Lender from time to time.

23.      EVENTS OF DEFAULT

         Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1     NON-PAYMENT

(a) There is a default made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(b) there is a default made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in Clause 23.1(a)) due under any Finance Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days.

23.2     FINANCIAL COVENANTS

         Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3     OTHER OBLIGATIONS

(a) There is a default made in the due observance or performance by any Obligor or any Subsidiary of any covenant, condition or agreement contained in Clause 20.4(b) (Information: miscellaneous), 20.6 (Notification of Default), 22.2(a) (Existence and Compliance with laws), 22.3 (Negative Pledge), 22.4 (Sale and Lease-Back Transactions),
         22.5 (Merger), 22.6 (Lines of business; Fiscal Year) or 22.7 (Transactions with Affiliates); or

(b) there is a default made in the due observance or performance by any Obligor or any Subsidiary of any covenant, condition or agreement contained in any Finance Document (other than those specified in Clauses 23.1 (Non-payment), 23.2 (Financial covenants), or 23.3(a) (Other obligations)) and such default shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Guarantor.

23.4     MISREPRESENTATION

         Any representation or warranty made or deemed made in or in connection with any Finance Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Finance Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished.

23.5     CROSS DEFAULT

(a) The Guarantor or any Subsidiary shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of (I) $20,000,000 (or its equivalent in any other currency or currencies), in the case of any single obligation, or
         (II) $20,000,000 (or its equivalent in any other currency or currencies), in the case of all obligations in the aggregate, in each case, when and as the same shall become due and payable; or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness in an aggregate principal amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) and such failure shall continue beyond any applicable grace period; or

(b) Indebtedness of the Guarantor and its Subsidiaries, or any of them, in a principal amount in excess of (A) $20,000,000 (or its equivalent in any other currency or currencies), in the case of any single obligation, or (B) $20,000,000 (or its equivalent in any other currency or currencies), in the case of all obligations in the aggregate, shall be declared due and payable or required to be prepaid prior to its stated maturity.

23.6     INSOLVENCY AND INSOLVENCY PROCEEDINGS

(a) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Obligor or any Subsidiary, or of a substantial part of the property or assets of any Obligor or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law (or similar statute or law in any other jurisdiction), (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Subsidiary or for a substantial part of the property or assets of any Obligor or a Subsidiary or (iii) the winding-up or liquidation of any Obligor or any

         Subsidiary; and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(b) any Obligor or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law (or similar statute or law in any other jurisdiction), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Clause 23.6(a), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official of any Obligor or any Subsidiary or of a substantial part of the property or assets of any Obligor or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or
         (vii) take any action for the purpose of effecting any of the foregoing; or

(c) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (or its equivalent in any other currency or currencies) (exclusive of amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or in excess of $20,000,000 (or its equivalent in any other currency or currencies) (regardless of insurance coverage) shall be rendered against any Obligor, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which 60 days execution shall not be effectively stayed, or otherwise being appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Obligor or any Subsidiary to enforce any such judgment.

23.7     RELEVANT AGREEMENT

         An "Event of Default" shall have occurred as defined under the Relevant Agreement.

23.8     CREDITORS' PROCESS

         Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group which the Lender determines could have a Material Adverse Effect and is not discharged within 5 Business Days.

23.9     OWNERSHIP OF THE BORROWERS

         A Borrower is not or ceases to be a Subsidiary of the Guarantor.

23.10    UNLAWFULNESS

         It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

23.11    REPUDIATION

         An Obligor repudiates a Finance Document or evidences in writing an intention to repudiate a Finance Document.

23.12    INVALIDITY OF GUARANTEE

         The obligations of the Guarantor under this Agreement become ineffective, invalid, unenforceable or unlawful for any reason.

23.13    ERISA MATTERS

         A Reportable Event or Reportable Events, or a failure to make a required instalment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Multiemployer Plan that reasonably could be expected to result in liability of any Obligor to the PBGC or to a Plan or Multiemployer Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Lender or after the receipt by the Lender of the statement required pursuant to Clause 20.5 (Information: ERISA), the Lender shall have notified such Obligor in writing that (a) it has made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (i) for the termination of such Plans or Multiemployer Plans by the PBGC, (ii) for the appointment by the appropriate United States District Court of a trustee to administer such Plans or Multiemployer Plan(s) or (iii) for the imposition of a Lien in favour of a Plan or Multiemployer Plan and (b) as a result thereof an Event of Default exists or a trustee shall be appointed by a United States District Court to administer any such Plan or Multiemployer Plan or the PBGC shall institute proceedings to terminate any Plan or Multiemployer Plan.

23.14    CHANGE OF CONTROL

         There shall have been a Change of Control.

23.15    ACCELERATION

         On and at any time after the occurrence of an Event of Default the Lender may, by notice to the Guarantor:

         (a) cancel the Commitment whereupon it shall immediately be cancelled;

         (b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

         (c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

         Notwithstanding the foregoing, if an Event of Default specified in Clauses 23.6 (Insolvency and Insolvency proceedings), or 23.8 (Creditors' process) occurs with respect to the US Obligor, then notwithstanding anything to the contrary in Clause 18 (Guarantee and indemnity), each amount expressed by that Clause 18 (Guarantee and indemnity) to be payable by the US Obligor upon demand shall be immediately due and payable by the Guarantor without need for any demand or other claim on the US Obligor and notwithstanding that the obligations of the Borrowers payable by the US Obligor under Clause 18 (Guarantee and indemnity) are not then due and payable.

24.      CHANGES TO THE LENDER

24.1     ASSIGNMENTS AND TRANSFERS BY THE LENDER

         Subject to this Clause 24, the Lender (the "EXISTING LENDER") may:

         (a)      assign any of its rights; or

         (b) transfer by novation any of its rights and obligations, to another bank or financial institution (the "NEW LENDER").

24.2     CONDITIONS OF ASSIGNMENT OR TRANSFER

(a) The consent of the Guarantor is required for an assignment or transfer by the Lender, unless the assignment or transfer is to an Affiliate of the Lender or an Event of Default is continuing.

(b) The consent of the Guarantor to an assignment or transfer must not be unreasonably withheld or delayed. The Guarantor will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Guarantor within that time.

(c) The consent of the Guarantor to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)      If:

         (i) the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

         (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3     DISCLOSURE OF INFORMATION

         The Lender may disclose to any of its Affiliates and any other person:

         (a) to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

         (b) with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

         (c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Group and the Finance Documents as the Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Guarantor and the Lender.

25.      CHANGES TO THE OBLIGORS

         No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.      CONDUCT OF BUSINESS BY THE LENDER

         No provision of this Agreement will:

         (a) interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

         (b) oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

         (c) oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.      LENDER'S MANAGEMENT TIME

         Any amount payable to the Lender under Clause 15.3 (Indemnity to the Lender) and Clause 17 (Costs and expenses) shall include the cost of utilising the Lender's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Guarantor.

28.      PAYMENT MECHANICS

28.1     PAYMENTS TO THE LENDER

(a) On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Lender may notify to that Obligor by not less than five Business Days' notice.

28.2     PAYMENTS BY THE LENDER

(a) On each date on which the Lender is required to make a payment under a Finance Document, the Lender shall make the same available to the relevant Borrower for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the relevant Borrower may notify to the Lender in the relevant Utilisation Request.

28.3     DISTRIBUTIONS TO AN OBLIGOR

         The Lender may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4     PARTIAL PAYMENTS

(a) If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in any order selected by the Lender.

(b)      Paragraph (a) above will override any appropriation made by an Obligor.

28.5     NO SET-OFF BY OBLIGORS

         All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.6     BUSINESS DAYS

(a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.7     CURRENCY OF ACCOUNT

(a) Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b) A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.8     CHANGE OF CURRENCY

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

         (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Guarantor); and

         (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Guarantor) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.      SET-OFF

         Following an Event of Default which is continuing, the Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.      NOTICES

30.1     COMMUNICATIONS IN WRITING

         Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2     ADDRESSES

         The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below or any substitute address, fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days' notice.

30.3     DELIVERY

(a) Any communication or document made or delivered by the Lender to another Party under or in connection with the Finance Documents will only be effective:

         (i)      if by way of fax, when received in legible form; or

         (ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause
                  30.2 (Addresses), if addressed to that department or officer.

(b) Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c) Any communication or document made or delivered to the Guarantor in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.4     ENGLISH LANGUAGE

(a) Any notice given under or in connection with any Finance Document must be in English.

(b) All other documents provided under or in connection with any Finance Document must be:

         (i)      in English; or

         (ii) if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.      CALCULATIONS AND CERTIFICATES

31.1     ACCOUNTS

         In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are, in the absence of manifest error, prima facie evidence of the matters to which they relate.

31.2     CERTIFICATES AND DETERMINATIONS

         Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3     DAY COUNT CONVENTION

         Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.      PARTIAL INVALIDITY

         If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.      REMEDIES AND WAIVERS

         No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.      AMENDMENTS AND WAIVERS

         No term of any of the Finance Documents may be amended or waived without the prior consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.

35.      COUNTERPARTS

         Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.      GOVERNING LAW

         This Agreement is governed by English law.

37.      ENFORCEMENT

37.1     JURISDICTION OF ENGLISH COURTS

(a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE").

(b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c) This Clause 37.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

37.2     SERVICE OF PROCESS

(a) Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than Harsco Investment Limited):

         (i) irrevocably appoints Harsco Investment Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

         (ii) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b) Harsco Investment Limited hereby accepts its appointment as agent for service of process of each Obligor not incorporated in England and Wales.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

                                   SCHEDULE 1

                              CONDITIONS PRECEDENT

1.       OBLIGORS

(a)      A copy of the constitutional documents of each Obligor.

(b)      A copy of a resolution of the board of directors of each Obligor:

         (i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

         (ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

         (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d) A certificate of the Guarantor (signed by the Guarantor's Senior Vice President, Chief Financial Officer and Treasurer) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e) A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this
         Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.       LEGAL OPINIONS

(a) A legal of Paul C. Coppock, Esq., Senior Vice President, Chief Administrative Officer, General Counsel and Secretary of the Guarantor, substantially in the form agreed by the Lender prior to signing this Agreement.

(b) A legal opinion of Kirkpatrick & Lockhart LLP, legal advisers to the Guarantor, substantially in the form agreed by the Lender prior to signing this Agreement.

(c) A legal opinion of Boekel De Neree, legal advisers to Harsco Finance B.V. in The Netherlands, substantially in the form agreed by the Lender prior to signing this Agreement.

3.       OTHER DOCUMENTS AND EVIDENCE

(a) A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)      The Original Financial Statements of each Obligor.

(c) Evidence that the fees, costs and expenses then due from the Guarantor pursuant to the Fee Letter and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)      The Fee Letter duly signed by the Guarantor.

                                   SCHEDULE 2
                                    REQUESTS

                                     PART I

                               UTILISATION REQUEST

From:         [Borrower]

To:           [Lender]

Dated:

Dear Sirs

                         $50,000,000 FACILITY AGREEMENT

                DATED 15 DECEMBER 2000 (THE "FACILITY AGREEMENT")

1.       We wish to borrow a Loan on the following terms:

        Proposed Utilisation Date: [           ]  (or, if that is not a Business
                                    -----------   Day, the next Business Day)

        Currency of Loan:          [           ]
                                    -----------

        [Amount:] *                [           ]  or, if less, the Available
                                    -----------   Commitment

        Interest Period:           [           ]
                                    -----------

        [Amount of Revolving
        Loan to be converted:] *   [           ]
                                    -----------

2. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.       The proceeds of this Loan should be credited to [account].

4.       This Utilisation Request is irrevocable.

5. Terms defined in the Facility Agreement shall have the same meanings when used in this Utilisation Request.

                                Yours faithfully

                         --------------------------------------
                            authorised signatory for

                               [ name of Borrower]

--------------------------------------------------------------------------------

*   Delete as appropriate

                                    PART II

                                SELECTION NOTICE

                            APPLICABLE TO A TERM LOAN

From:         [Borrower]

To:           [Lender]

Dated:

Dear Sirs

                         $50,000,000 FACILITY AGREEMENT

                DATED 15 DECEMBER 2000 (THE "FACILITY AGREEMENT")

1.       We refer to the following Term Loan(s) in [identify currency] with an
         Interest Period ending on [                   ].*
                                    -------------------

2.       We request that the next Interest Period for the above Term Loan(s) is
         [                   ]
          -------------------

3.       This Selection Notice is irrevocable.

4. Terms defined in the Facility Agreement shall have the same meanings when used in this Selection Notice.



                                Yours faithfully

                     ---------------------------------------

                            authorised signatory for

                               [name of Borrower]

--------------------------------------------------------------------------------

* Insert details of all Term-Out Loans in the same currency which have an Interest Period ending on the same date.

                                    PART III

                                 TERM-OUT NOTICE

From:         [Borrower]

To:           [Lender]

Dated:

Dear Sirs

                        US$50,000,000 FACILITY AGREEMENT

                DATED 15 DECEMBER 2000 (THE "FACILITY AGREEMENT")

1.       We wish to exercise the Term-Out Option under the Facility Agreement
         with effect from the Term-Out Date being [         ].

2. We wish the following Revolving Loan(s) to be converted to Term Loans in the same currency as the Revolving Loan to be converted and in the amount(s) stated below and to have the following revised Final Maturity Date(s):

            LOAN               AMOUNT CONVERTED           FINAL MATURITY DATE
         [        ]            [              ]           [                  ]


3. [In addition, we wish to make [a] further Term Loan(s) in the following amounts with the following Final Maturity Date(s):

              LOAN                                   FINAL MATURITY DATE
          [          ]                             [                      ]]*

4. A Utilisation Request in respect of [each of] the above Loan(s) shall be delivered in due course.

5. Terms defined in the Facility Agreement shall have the same meanings when used in this Term-Out Notice.



                                Yours faithfully

                    -------------------------------------------
                            authorised signatory for

                               [Name of Borrower]
--------------------------------------------------------------------------------
* Delete as appropriate

                                   SCHEDULE 3

                             MANDATORY COST FORMULAE

1. The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, the Mandatory Cost, in accordance with the paragraphs set out below.

3. If the Lender is lending from a Facility Office in a Participating Member State, the Mandatory Cost will be the percentage notified by the Lender to the Guarantor as the cost of complying with the minimum reserve requirements of the European Central Bank.

4. If the Lender is lending from a Facility Office in the United Kingdom, the Mandatory Cost will be calculated by the Lender as follows:

(a)      in relation to a Sterling Loan:

                            AB + C(B-D) + E x 0.01
                            ----------------------   per cent. per annum.
                                 100 - (A + C)

(b)      in relation to a Loan in any currency other than Sterling:

                              E x 0.01
                           --------------  per cent. per annum.
                                300

        Where:

        A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

        B is the percentage rate of interest (excluding the Margin and the Mandatory Cost) payable for the relevant Interest Period on the Loan.

        C is the percentage (if any) of Eligible Liabilities which the Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

        D is the percentage rate per annum payable by the Bank of England to the Lender on interest bearing Special Deposits.

        E is the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per L1,000,000 of the Fee Base of the Lender.

5.     For the purposes of this Schedule:

         (a) "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

         (b) "FEES REGULATIONS" means the Banking Supervision (Fees) Regulations 2000 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

         (c) "FEE BASE" has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

8. The Lender may from time to time, after consultation with the Guarantor, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

                                   SCHEDULE 4
                                 EXISTING LIENS

1. Lien on the property and assets of Harsco Corporation's facility in Drakesboro, Kentucky securing $6,500,000 indebtedness from a loan agreement dated 15 September 1987, between Harsco Corporation and the County of Muhlenberg, Kentucky due 1 September 2001.

2. Lien on Falcon 50 aircraft pursuant to a lease between Harsco Corporation and General Electric Credit Corporation dated 22 December 1994.

3. Lien on Hawker 800XP aircraft pursuant to a lease between Harsco Corporation and Mellon Leasing Corporation dated 9 November 1999.

4. Liens on various power access equipment pursuant to a master rental agreement dated 30 May 1998 between SGB Services PLC and Genie Financial Services Europe Limited.

                                   SCHEDULE 5

                              EXISTING INDEBTEDNESS

1.       CREDIT AGREEMENTS

1.1 $6,500,000 loan agreement dated 15 September 1987 between Harsco Corporation and the County of Muhlenberg, Kentucky, due 1 September 2001. Payments of both principal and interest under the Note are irrevocably assigned to Norwest Bank Minnesota, N.A. pursuant to an indenture of trust dated 13 September 1987 between the County of Muhlenberg, Kentucky, and Norwest Bank Minnesota N.A.

1.2 L20,000,000 master credit facility agreement effective 10 May 1998 between the National Westminster Bank PLC and the following
         Subsidiaries: Heckett Limited, Heckett MultiServ PLC, Heckett MultiServ
         (UK) Limited, Harsco Europa BV, Heckett International Services Limited, Quipco Limited, Harsco (UK) Limited, The Permanent Way Equipment Company Limited, Heckett MultiServ Investment Limited, Faber Prest Limited, Faber Prest Distribution Limited, Faber Prest (Australia) Limited, Faber Prest (Overseas) Limited, Faber Prest (Pacific) Limited, Flixborough Warf Limited, Slag Reduction Overseas Limited and Otis Transport Services Limited.

1.3 CAD 12,000,000 Harsco Canada Limited short-term credit facility agreement with the Canadian Imperial Bank of Commerce dated 24 April 1992.

1.4 DEM 15,000,000 Harsco G.m.b.H. short-term credit facility agreement with Commerzbank AG dated 1 July 1994.

1.5 $15,000,000 multicurrency credit facility agreement dated 4 February 1999 between Svenska Handelsbanken, Harsco Europa B.V. and Heckett MultiServ PLC.

1.6 $20,000,000 multicurrency credit facility agreement dated 8 July 1998 between Harsco Europa B.V. and Bank Brussels Lambert.

1.7 ZAR 39,000,000 overdraft and other credit facilities agreement between Heckett MultiServ (Pty.) Ltd, Heckett MultiServ (SR) (Pty.) Ltd., SRV Mill Services (Pty.) Ltd., Heckett MultiServ (FS) (Pty.) Ltd., SteelServ (Pty.) Ltd. and Standard Bank of South Africa Limited.

1.8 $11,000,000 multicurrency credit facility agreement dated 8 May 2000 between Heckett MultiServ (Sweden) A.B. and Svenska Handelsbanken.

1.9 NLG 18,000,000 multicurrency credit facility dated 13 August 1997 between Harsco Europa B.V., Heckett MultiServ (Holland) B.V., Heckett MultiServ International B.V., Heckett MultiServ Far East B.V., Heckett MultiServ China B.V. and ING Bank N.V.

1.10 NLG 14,000,000 credit facility dated 1 September 1997 between Bologginsmaatschappij Bouwtmatorieel Europe B.V., Stalen Steigers Holland/Handep B.V. and SGB North Europe Central Sales B.V. and ABN Amro Bank N.V.

1.11 $218,750,000 five-year credit facility dated 29 September 2000 between Harsco Corporation, the banks named therein and The Chase Manhattan Bank.

1.12 $131,250,000 364-day facility dated 29 September 2000 between Harsco Corporation, the banks named therein and The Chase Manhattan Bank.

1.13     The Relevant Agreement.

2.       LOAN AGREEMENTS

         Dealer agreement dated June 2000 between Heckett MultiServ (Sweden) AB and Svenska Handelsbanken for the distribution of up to SEK 100,000,000 of bond loans (private placement Swedish Kroner bonds).

3.       INDENTURES

3.1 $150,000,000 Notes issued under an Indenture dated 1 May 1985 between Harsco Corporation and The Chase Manhattan Bank and due 15 September 2003.

3.2 L200,000,000 Guaranteed Notes issued under a Trust Indenture dated 27 October 2000 between Harsco Finance B.V., Harsco Corporation and The Chase Manhattan Trustees Limited and due 27 October 2010.

4.       GUARANTEES

4.1 Guarantee dated 5 May 1998 by Harsco Corporation in favour of the National Westminster Bank PLC in respect of the bank's GBP 20,000,000 master credit facility extended to certain Subsidiaries (see 1.2 above).

4.2 Guarantee dated 1 May 1992 by Harsco Corporation in favour of Canadian Imperial Bank of Commerce in respect of the bank's CAD 12,000,000 short-term credit facility extended to Harsco Canada Limited (see 1.3 above).

4.3 Guarantee dated 30 June 1994 by Harsco Corporation in favor of Commerzbank AG in respect of the bank's DEM 15,000,000 short-term credit facility extended to Harsco G.m.b.H. (see 1.4 above).

4.4 Guarantee dated 22 February 1999 by Harsco Corporation in favour of Svenska Handelsbanken in respect of the bank's $15,000,000 multicurrency credit facility extended to Harsco Europa B.V. and Heckett MultiServ PLC (see 1.5 above).

4.5 Guarantee dated 8 February 1999 by Harsco Corporation in favour of Bank Brussels Lambert in respect of the bank's $20,000,000 multicurrency credit facility extended to Harsco Europa B.V. (see 1.6 above).

4.6 Suretyship dated 23 November 1999 by Harsco Corporation in favour of Standard Bank of South Africa Limited in respect of the bank's ZAR 39,000,000 overdraft and other credit facilities extended to certain Subsidiaries (see 1.7 above).

4.7 Guarantee dated 9 May 2000 by Harsco Corporation in favour of Svenska Handelsbanken for $11,000,000 in respect of the bank's multicurrency credit facility extended to Heckett MultiServ (Sweden) AB (see 1.8 above).

4.8 Guarantee dated 23 December 1997 by Harsco Corporation in favour of ING Bank N.V for NLG 18,000,000 in respect of the bank's multicurrency credit facility extended to certain Subsidiaries (see 1.9 above).

4.9 Guarantee dated 11 November 1997 by Harsco Corporation in favour of Svenska Handelsbanken for up to $27,240,736.50 in respect of the bank's issuing letters of credit for the account of Fortuna Insurance Limited (see 5.2 below).

4.10 Guarantee dated 13 June 2000, by Harsco Corporation in favour of Svenska Handelsbanken as representative for the bondholders in conjunction with the issuance of up to SEK 100,000.000 bond loans up (private placement Swedish Kroner bonds) by Heckett MultiServ (Sweden) AB (see 2 above).

4.11 Guarantee dated 25 September 1996 by Harsco Corporation in favour of Banque Brussels Lambert for up to BEF 3,000,000,000 in respect of the bank's placement of commercial paper for the account of Harsco Europa B.V. (see 6.4 below).

5.       LETTERS OF CREDIT

5.1 $19,271,859 standby letter of credit dated 8 December 1997, issued by Svenska Handelsbanken in favour of ACE Property & Casualty Insurance Company and certain of its subsidiaries and for the account of Harsco Corporation expiring on 31 December 2000.

5.2 $11,355,027 standby letter of credit dated 9 April 1997, issued by Svenska Handelsbanken in favor of ACE Property & Casualty Insurance Company and certain of its subsidiaries and for the account of Fortuna Insurance Limited expiring on 31 December 2000.

6.       OTHER ARRANGEMENTS

6.1 Commercial paper placement agency agreement dated 6 November 1998 between Chase Securities, Inc. and Harsco Corporation for the issuance of Harsco Corporation's commercial paper under its $350,000,000 commercial paper programme.

6.2 Commercial paper placement agency agreement dated 1 October 2000 between Salomon Smith Barney, Inc. and Harsco Corporation under its $350,000,000 commercial paper programme.

6.3 Commercial paper placement agency agreement dated 11 October 1994 between Lehman Brothers, Inc. and Harsco Corporation for the issuance of Harsco Corporation's commercial paper under its $350,000,000 commercial paper programme.

6.4 Commercial paper placement agency agreement dated 25 September 1996 between Banque Brussels Lambert and Harsco Europa B.V. for the placement of Harsco Europa B.V.'s commercial paper up to BEF 3,000,000,000 or the equivalent in another currency.

6.5 $80,000,000.00 performance surety bond dated 29 October 1999, issued by CNA Insurance Company in favour of the United States Treasury and for the account of Harsco Corporation expiring on 25 October 2000.

6.6 Lease dated 22 December 1994, originally valued at $13,897,000 between Harsco Corporation and General Electric Credit Corporation for the lease of a Falcon 50 aircraft expiring 22 December 2004.

6.7 Lease dated 9 November 1999, originally valued at $12,122,784 between Harsco Corporation and Mellon Leasing Corporation for the lease of Hawker 800XP aircraft expiring 22 November 2014.

6.8 Master rental agreement dated 30 May 1998 between SGB Services PLC and Genie Financial Services Europe Limited for the lease of certain power access equipment whose principal value is presently L18,058,000.

THE GUARANTOR

HARSCO CORPORATION

Address:          P.O. Box 8888,
                  Camp Hill,
                  Pennsylvania 17001-8888

Fax No:           001 717 763 6424

Attention:        Salvatore D. Fazzolari

By:               SALVATORE D. FAZZOLARI
                  Senior Vice President
                  Chief Financial Officer & Treasurer

THE BORROWERS

HARSCO FINANCE B.V.

Address:          Wenckebachstraat 1
                  1951 JZ Velsen-Noord
                  Postbus 83
                  1970 AB Ijmudien

Fax No:           +31 251 22 83 12

Attention:        Financial Manager

and

Fax No:           +44 207 314 1491

Attention:        Graham T. Goulding

By:               DEREK C. HATHAWAY
                  Director

By:               SALVATORE D. FAZZOLARI
                  Director

HARSCO INVESTMENT LIMITED

Address:          Commonwealth House
                  2 Chalkhill Road
                  London W6 8DW

Fax No:           + 44 20 7314 1491

Attention:        Graham T. Goulding

By:               SALVATORE D. FAZZOLARI
                  Director

THE LENDER

NATIONAL WESTMINSTER BANK PLC

Address:          Level 8
                  135 Bishopsgate
                  London EC2M 3UR

Fax No:           + 44 20 7375 8745

Attention:        Douglas I. Kerr

By:               DOUGLAS I. KERR